Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com
November 9, 2009
Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, GA 30022
     Re:     Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Schweitzer-Mauduit International, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3, including a preliminary prospectus (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an indeterminate number of shares of Common Stock, $0.10 par value (the “Shares”). This opinion is being provided at your request for inclusion in the Registration Statement.
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.
     Based upon the foregoing examination, we are of the opinion that, with respect to any offering of the Shares, provided that (i) the Registration Statement, as finally amended, has become effective and (ii) an appropriate prospectus supplement with respect to the Shares has been prepared, delivered and filed in compliance with the Act and the applicable rules thereunder, then the Shares will be duly authorized and, when issued by the Company in the manner contemplated by the Registration Statement and the related prospectus supplement, will be validly issued, fully paid and nonassessable.
ATLANTA                 CHICAGO                HONG KONG                LONDON                NEW YORK                NEWARK                NORFOLK                 ORANGE COUNTY
RALEIGH                  RICHMOND                SAN DIEGO                SHANGHAI                TYSONS CORNER                VIRGINIA BEACH                  WASHINGTON, DC

Schweitzer-Mauduit International, Inc.
November 9, 2009

     We are, in this opinion, opining only on the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal law of the United States. We are not opining on “blue sky” or other state securities laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our name under the heading “Legal Matters.” In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.
Very truly yours,
/s/ Troutman Sanders LLP